AMERICAN SHARED HOSPITAL SERVICES

REPORTS FIRST QUARTER RESULTS

San Francisco, CA — May 14, 2013 — AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2013.

First Quarter Results

Medical services revenue for the three months ended March 31, 2013 increased 6.0% to $4,668,000 compared to medical services revenue for the first quarter of 2012 of $4,403,000. Net income for the first quarter of 2013 of $25,000, or $0.01 per diluted share, included a one-time charge related to the subleasing of a portion of the Company's office space. Net income for the first quarter of 2013 was impacted by $0.01 per share by this one-time charge. For the first quarter of 2012, net income was $9,000, or $0.00 per diluted share.

The number of procedures performed on Gamma Knife® Perfexion™ systems supplied by AMS increased 15.5% for the first quarter of 2013 compared to the same period of 2012. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 20.8% for the first quarter of 2013 compared to the same period of 2012. Revenue increased more slowly than procedure volume primarily due to the mix of procedures by location.

Medical services gross margin for the first quarter of 2013 increased to 45.4%, compared to medical services gross margin of 41.7% for the first quarter of 2012.

Selling and administrative expenses for the first quarter of 2013 increased to $1,235,000 compared to $1,024,000 for the first quarter of 2012. This increase included expenses of approximately $40,000 incurred in connection with the Company's efforts to rescind or modify the reduction in Medicare reimbursement for Gamma Knife services imposed under Provision 634 of the American Taxpayer Relief Act of 2012. In addition, the Company entered into an agreement to sublease a portion of its office space at a rental rate less than the Company pays for the space, resulting in a one-time, pre-tax charge of $115,000.

Operating income for the first quarter of 2013 increased 72% to $412,000, compared to operating income for the first quarter of 2012 of $239,000.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,036,000 for the first quarter of 2013, compared to $2,139,000 for the first quarter of 2012.

Balance Sheet Data

At March 31, 2013, cash, cash equivalents and certificates of deposit were $10,302,000 compared to $10,564,000 at December 31, 2012. Shareholders' equity at March 31, 2013 was $24,845,000, or $5.39 per outstanding share. This compares to shareholders' equity at December 31, 2012 of $24,830,000, or $5.39 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are pleased to report higher revenue, gross margin and net income for this year's first quarter compared to prior year. Excluding the one-time charge related to our cost reduction initiatives, our results look even better.

"Looking forward, we continue to work with various relevant government bodies in an effort to rescind or modify the reduction in Medicare reimbursement for Gamma Knife services imposed under Provision 634. We continue to pursue all avenues for remediation.

"We also are taking appropriate steps to offset the impact of Provision 634 through aggressive cost reductions. We expect the program we announced last month to reduce AMS' future cash outlays by approximately $1,000,000 annually once all steps are fully implemented over the next few months. In addition to salary cuts for our senior executives, the estimated $1,000,000 in annual cash savings include reduced fees we have negotiated with our vendors, the subleasing of a portion of our office space, and the refinancing of certain of our existing equipment loans and leases. We expect to realize a small portion of these savings in the second quarter, mostly from reduced rent. The major impact of the cost reduction program will begin in the third quarter.

"On the proton side of our business, MD Anderson Orlando's dedicated proton center is under construction. We continue to expect this facility to begin treating patients next year. AMS has a firm financing commitment for the MEVION S250 Proton Therapy System we will supply for this $25 million facility. FDA approval of the Mevion device was received last year. The MD Anderson Cancer Center Orlando will be the model for additional proton centers we are developing."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3482 5828#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a preferred stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 11, 2013.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

e.bates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 14, 2013
First Quarter 2013 Financial Results	Page 3

Selected Financial Data

(unaudited)

	Summary of Operations Data
	Three months ended
	March 31,
	2013	2012

Revenue	$4,668,000	$4,403,000
Costs of revenue	2,550,000	2,566,000
Gross margin	2,118,000	1,837,000
Selling & administrative expense	1,235,000	1,024,000
Interest expense	471,000	574,000
Operating income	412,000	239,000
Interest & other income (loss)	(127,000)	1,000
Income before income taxes	285,000	240,000
Income tax expense	52,000	11,000
Net income	$233,000	$229,000
Less: Net income attributable to non-controlling interest	(208,000)	(220,000)
Net income attributable to American Shared Hospital Services	$25,000	$9,000
Earnings per common share:
Basic	$0.01	$0.00
Assuming dilution	$0.01	$0.00

	Balance Sheet Data
	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$1,302,000	$1,564,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$16,272,000	$15,956,000
Investment in preferred stock	$2,687,000	$2,687,000
Total assets	$72,154,000	$73,323,000
Current liabilities	$10,427,000	$9,653,000
Shareholders' equity	$24,845,000	$24,830,000